Exhibit 99.1

MEDIA CONTACT Rachel David Rachel.David@hck2.com 972.499.6630 INVESTOR CONTACT Merriman Capital, Inc. Becky Popoff BPopoff@merrimanco.com (415) 568-3925

FOR IMMEDIATE RELEASE
November 16, 2015

Blue Calypso Reports Q3 Financial and Operating Performance

(DALLAS) – Blue Calypso, Inc. [OTCQB:BCYP], an innovator of mobile consumer activation, engagement and social advocacy solutions for manufacturers and brick-and-mortar retailers announced financial and operational results for the third quarter ended September 30, 2015.

“We have continued to make progress growing our pipeline as well as enhancing our platforms and we are putting all of the right things in place to finish the year strong and accelerate into 2016,” said Andrew Levi, CEO.  The retail sector is ripe for evolution driven by mobile and digital solutions and we are well positioned to be the platform of choice.  Additionally, we are looking forward to the upcoming appeal hearing in the Federal Circuit in early December,” Levi added.

Q3 Financial Highlights:

•	Revenue for the three months ended September 30, 2015 was $508,391 as compared to $310,360 in revenues for the same period in 2014, up approximately 64%.

•	For the three months ended September 30, 2015 the Company had a net loss of $792,942, as compared to a net loss of $1,284,416 for the three months ended September 30, 2014, down approximately 38%.

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For the three months ended September 30, 2015 general and administrative expenses were reduced to $463,969 as compared to $1,131,804 for the three months ended September 30, 2014, down approximately 59%.

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Between September and October 2015 the Company closed a round of private financing in which they sold and issued an aggregate of 482,500 shares of common stock at a price per share of $4.25 resulting in gross proceeds to the Company of $2,050,625.  Gross proceeds from Q3 represented $1,774,375 with the balance of the raise concluding in Q4. The common shares also included warrants to purchase an aggregate of 482,500 shares of common stock which are exercisable for a term of five years at an exercise price of $4.75 per share.  Shares issued in the private offering were registered during Q4.

Legal Highlights:

•	Settlements were reached with both IZEA and Yelp in our ongoing infringement suits.

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The appeals filed with the Federal Circuit on Covered Business Method Review (CBMR) decisions by the Patent Trials and Appeal Board (PTAB) which concluded last December have been accelerated and will be heard on December 7th.

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The trial with remaining defendants Groupon and FourSquare has been stayed until after the Federal Circuit ruling taking place in December.  A joint motion for a revised trial schedule is required to be filed within 10 days after the Federal Circuit ruling.

Operational Highlights:

•	Significant new features deployed for Mobile ADvantage™ and KIOSentrix™ products.

•	Aggressively growing pipeline of opportunities across all retail sectors.

Financial statements and further details are available in the Company’s Form 10-Q filed today with the Securities and Exchange Commission.

Investor Conference Call and Webcast Information:

Blue Calypso will host an investor conference call and simultaneous webcast today, November 16, 2015, at 4:30 p.m. Eastern Time / 3:30 p.m. Central Time. To access the call in the U.S. please dial Live Participant Dial In (Toll Free): 877-407-8033 and for international calls dial 201-689-8033, approximately 10 minutes prior to the start of the conference. No passcode is required. A replay will be available following the call at http://bluecalypso.com/investors-events/.

About Blue Calypso, Inc.
Dallas-based Blue Calypso, Inc. [OTCQB:BCYP] develops and delivers an innovative location-centric mobile shopper engagement platform for brands and retailers using its patented portfolio of products, including KIOSentrix™ and Mobile ADvantage™. The Company employs its unique and flexible platform to connect consumers to brands, drive local in-store traffic, increase shopper spend and shorten the consumer’s path-to-purchase. For more information about the Company, please visit www.bluecalypso.com.

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